                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59884
                              Zero Coupon Convertible Senior Debentures due 2021
                                                           CUSIP No. 629568 AE 6



                             NABORS INDUSTRIES, INC.

                PROSPECTUS SUPPLEMENT NO. 5 DATED JANUARY 7, 2002
                        TO PROSPECTUS DATED MAY 11, 2001

         The selling securityholders table on pages 10 and 11 of the prospectus, as previously supplemented, is amended by this supplement no. 5 to add the following entities as selling securityholders:

                                                        ZERO COUPON CONVERTIBLE
                                                           DEBENTURES DUE 2021                       SHARES OF COMMON STOCK
                                             --------------------------------------------------    --------------------------
                                                                                    NUMBER OF      NUMBER OF     NUMBER OF
                                             AMOUNT HELD BEFORE   % DEBENTURES      SHARES HELD    SHARES        SHARES HELD
                                             OFFERING AND         OUTSTANDING       BEFORE         OFFERED FOR   AFTER
SELLING SECURITYHOLDER                       OFFERED FOR SALE(1)  BEFORE OFFERING   OFFERING       SALE(1, 2)    OFFERING(1)
----------------------                       -------------------  ---------------   -----------    ----------    -----------
OFIVM                                        $     40,000,000              2.90%        282,980       282,980               0
Protective Life Insurance Company            $     33,000,000              2.39%        233,458       233,458               0



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 *    Less than 1%
(1) Assumes all debentures or common stock issuable upon their conversion or repurchase are sold in the offering. Under such assumption, the amount of debentures to be owned by the holder of debentures after the completion of the offering is zero.
(2) Assumes conversion of the full amount of debentures by each holder at the conversion rate of 7.0745 shares of common stock per $1,000 principal amount of debentures at maturity. In accordance with the Indenture, no fractional shares will be issued upon conversion.